                            GABLES RESIDENTIAL TRUST

                             ARTICLES SUPPLEMENTARY

                     ESTABLISHING AND FIXING THE RIGHTS AND
                   PREFERENCES OF A SERIES OF PREFERRED SHARES


     Gables Residential Trust, a Maryland real estate investment trust (the "Trust"), having its principal office in Atlanta, Georgia, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

     FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust by Article IV of its Amended and Restated Declaration of Trust (which, as hereafter restated or amended from time to time, are together with these Articles Supplementary herein called the "Charter"), the Board of Trustees has, by resolution, duly divided and classified 180,000 shares of the Preferred Shares of the Trust into a series designated 5.00% Series Z Cumulative Redeemable Preferred Shares and has provided for the issuance of such series.

     SECOND: Subject in all cases to the provisions of the Charter of the Trust, including without limitation, Article V with respect to limitations on the transfer  and  ownership  of  Shares,  the  following  is a  description  of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the 5.00% Series Z Cumulative Redeemable Preferred Shares of the
Trust:

1. DESIGNATION AND NUMBER.

     A series of Preferred Shares, designated the "5.00% Series Z Cumulative Redeemable Preferred Shares" (the "Series Z Preferred Shares"), is hereby established. The number of Series Z Preferred Shares hereby authorized shall be 180,000.

2. RANK.

     The Series Z Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Trust, rank junior to all other classes or series of capital stock of the Trust (including other classes or series of equity securities) except that (a) as to the distribution of assets upon liquidation, dissolution or winding up, the Series Z Preferred Shares shall rank senior to the Common Shares, (b) as to the payment of dividends, from and after the First Payment Date (as defined below) the Series Z Preferred Shares shall rank senior to the Common Shares, and (c) as to the distribution of assets upon liquidation, dissolution or winding up, and as to the payment of dividends, any class or series which by its terms specifies that it shall rank junior to or on a parity with Series Z Preferred Shares shall rank junior or pari passu, as the case may be.

3. DIVIDENDS.

          A. Holders of the then outstanding Series Z Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 5.00% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.25 per share). Such dividends shall be cumulative from the date of original issue. Such dividends shall be payable in arrears on or before June 18 of each year, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"); provided, however, that no dividends shall be paid until June 18, 2008 (the "First Payment Date") and until such date all dividends shall accumulate. On the First Payment Date, each holder of a Series Z Preferred Share shall be entitled to receive, subject to declaration by the Board of Trustees out of funds legally available for the payment of dividends, in respect of such share, cumulative dividends in the amount of $12.50. The annual period between Dividend Payment Dates is referred to herein as a "dividend period" and the dividend which shall accrue in respect of any full dividend period shall be $1.25 regardless of the actual number of days in such full dividend period. Any dividend payable on the Series Z Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Trust at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Trustees of the Trust as the record date for the payment of dividends on the Series Z Preferred Shares that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

          B. No dividends on Series Z Preferred Shares shall be declared by the Board of Trustees of the Trust or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. However, the Company (i) represents that no such instrument in effect on the date of original issue prohibits such payment prior to the occurrence of an event of default or unless such payment would give rise to an event of default thereunder and (ii) agrees that after the date of original issue, and so long as any Series Z Preferred Shares remain outstanding, it will not enter into any such instrument that prohibits such payment prior to the occurrence of an event of default or unless such payment would give rise to an event of default thereunder. In addition, no dividends on Series Z Preferred Shares shall be paid or set apart for payment by the Trust at any time that the Trust has accrued and unpaid dividends due on the equity securities of any other class or series, except a class or series which by its terms specifies that it ranks junior to or on a parity with the Series Z Preferred Shares as to the payment of dividends.

          C. Notwithstanding the foregoing, dividends on the Series Z Preferred Shares shall accrue whether or not the terms and provisions set forth in
     Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series Z Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

          D. When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series Z Preferred Shares, all dividends declared upon the Series Z Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Series Z Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series Z Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series Z Preferred Shares which may be in arrears.

          E. After the First Payment Date, unless full cumulative dividends on the Series Z Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Series Z Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the Common Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with the Series Z Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares, or any other shares of beneficial interest of the Trust ranking junior to or on a parity with the Series Z Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of beneficial interest of the Trust ranking junior to the Series Z Preferred Shares as to dividends and upon liquidation).

          F. Holders of the Series Z Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or securities in excess of full cumulative dividends on the Series Z Preferred Shares as described above.

4. LIQUIDATION PREFERENCE.

          A. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series Z Preferred Shares then outstanding are entitled to be paid out of the assets of the Trust legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment computed on the basis of a 360-day year consisting of twelve 30-day months, before any distribution of assets is made to holders of Common Shares or any other class or series of shares of beneficial interest of the Trust that ranks junior to the Series Z Preferred Shares as to liquidation rights.

          B. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Series Z Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Trust ranking on a parity with the Series Z Preferred Shares in the distribution of assets, then the holders of the Series Z Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          C. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series Z Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

          D. Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series Z Preferred Shares at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust.

          E. The consolidation or merger of the Trust with or into any other corporation, trust or entity or of any other corporation with or into the Trust, or the sale, lease or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

5.  REDEMPTION.

          A. Right of Optional Redemption; Application of "Excess Share" Provision. In an effort to ensure that the Trust remains a qualified real estate investment trust ("REIT") for federal income tax purposes, the Charter provides that Series Z Preferred Shares are, together with all other shares of beneficial interest of the Trust, subject in all respects to the provisions of Article V of the Charter. In addition, for so long as any Series Z Preferred Shares are outstanding, the definition of "Ownership Limit" in Article V shall be read so that the following clause is appended to the end thereto: "and provided, further, that so long as any Series Z Preferred Shares are outstanding, "Ownership Limit" shall also mean 9.8% of the outstanding Series Z Preferred Shares." Accordingly, pursuant to Sections 5.5.1 and 5.5.7 of the Charter, a purported Transfer (as defined in Article V) of Series Z Preferred Shares as a result of which any person would Beneficially Own (as defined in Article V) more than 9.8% of the outstanding Series Z Preferred Shares will cause such excess to automatically be exchanged for Excess Shares, and the Trust will have the right to purchase such Excess Shares from the holder. Notwithstanding the foregoing, none of Dallas Land Associates Limited, a Texas limited partnership, Dallas Properties V Limited, a Texas limited partnership, and Dallas Properties VI Limited, a Texas limited partnership, or any of their constituent equity owners as of June 18, 1998, shall be deemed to have violated the Ownership Limit solely on account of ownership of Series Z Preferred Shares.

     At any time after the issuance of the Series Z Preferred Shares, the Trust, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem the Series Z Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section 5(c) below), without interest. If less than all of the outstanding Series Z Preferred Shares is to be redeemed, the Series Z Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Trust.

          B. Limitations on Redemption. Unless full cumulative dividends on all Series Z Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series Z Preferred Shares shall be redeemed unless all outstanding Series Z Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise directly or indirectly acquire any Series Z Preferred Shares (except by exchange for shares of beneficial interest of the Trust ranking junior to the Series Z Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Trust of Excess Shares in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series Z Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series Z Preferred Shares.

          C. Payment of Dividends in Connection with Redemption. Immediately prior to any redemption of Series Z Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series Z Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series Z Preferred Shares which are redeemed.

          D. Mandatory Redemption. All Series Z Preferred Shares that have not been previously redeemed shall be subject to mandatory redemption on June 18, 2018. The Series Z Preferred Shares shall not be subject to any sinking fund.

          E. Procedures for Redemption.

          a. Notice of redemption will be mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series Z Preferred Shares to be redeemed at their respective addresses as they appear on the stock transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series Z Preferred Shares except as to the holder to whom notice was defective or not given.

          b. In addition to any information required by law or by the applicable rules of any exchange upon which Series Z Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series Z Preferred Shares to be redeemed; (D) the place or places where the Series Z Preferred Shares are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series Z Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series Z Preferred Shares held by such holder to be redeemed.

          c. If notice of redemption of any Series Z Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Series Z Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series Z Preferred Shares, such Series Z Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series Z Preferred Shares to be redeemed shall surrender such Series Z Preferred Shares at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for Series Z Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series Z Preferred Shares shall be redeemed by the Trust at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the Series Z Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series Z Preferred Shares without cost to the holder thereof.

          d.   The  deposit  of funds with a bank or trust  corporation  for the
               purpose  of  redeeming   Series  Z  Preferred   Shares  shall  be
               irrevocable except that:

               (1) the Trust shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

               (2) any balance of monies so deposited by the Trust and unclaimed by the holders of the Series Z Preferred Shares entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Trust, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

          F. Excess Share Provisions. The Series Z Preferred Shares are subject to the provisions of Article V of the Charter, including, without limitation, the provision for the redemption of Excess Shares. In addition to the redemption rights set forth in Article V of the Charter, Excess Shares issued upon exchange of Series Z Preferred Shares pursuant to such Article may be redeemed, in whole or in part, at any time when outstanding Series Z Preferred Shares are being redeemed, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on the Series Z Preferred Shares, which were exchanged for such Excess Shares, through the date of such exchange, without interest. If the Trust elects to redeem Excess Shares pursuant to the redemption right set forth in the preceding sentence, such Excess Shares shall be redeemed in such proportion and in accordance with such procedures as Series Z Preferred Shares are being redeemed.

          G. Status of Redeemed Shares. Any Series Z Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Trustees.

6.  VOTING RIGHTS.

          A. Holders of the Series Z Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

          B. So long as any Series Z Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote of the holders of at least two-thirds of the Series Z Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series Z Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of any Event, so long as the Series Z Preferred Shares remain outstanding with the terms thereof materially unchanged or, if the Trust is not the surviving entity in such transaction, are exchanged for a security of the surviving entity with terms that are materially the same as the Series Z Preferred Shares, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series Z Preferred Shares and; provided, further, that (i) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or any increase in the amount of authorized shares of such series, whether or not such series ranks senior to the Series Z Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and (ii) any amendment to Article V of the Charter relating to Excess Shares, the Ownership Limit or any other matter described therein of any type or nature shall in no event be deemed to materially and adversely affect such rights, preferences, privileges or voting powers so long as after such amendment any single holder may "beneficially own" (as defined in Article V prior to or after such amendment) 9.8% of the outstanding Series Z Preferred Shares and 9.8% of any other class or series of shares of beneficial interest without violating the Ownership Limit.

          C. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required to be effected, all outstanding Series Z Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

7.   CONVERSION.

          The Series Z Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except that the Series Z Preferred Shares will automatically be exchanged by the Trust for Excess Shares, in accordance with Article V of the Charter in the same manner that Common Shares are exchanged for Excess Shares pursuant thereto, in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes.

     THIRD: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

     IN WITNESS WHEREOF, GABLES RESIDENTIAL TRUST has caused these presents to be signed in its name and on its behalf by its Chairman and Chief Executive Officer on June 18, 1998.


                                     GABLES RESIDENTIAL TRUST


                                     By: /s/ Marcus E. Bromley
                                         -------------------------------------
                                         Marcus E. Bromley
                                         Trustee, Chairman of the Board and
                                         Chief Executive Officer


ATTEST:


 /s/ Marvin R. Banks, Jr.
-------------------------------
Marvin R. Banks, Jr.
Secretary



          THE UNDERSIGNED, as Trustee, Chairman of the Board and Chief Executive Officer of Gables Residential Trust, who executed on behalf of the Trust the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the act of said Trust by resolution adopted by a majority of the Trust's trustees and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                         /s/ Marcus E. Bromley       (SEAL)
                                        -----------------------------
                                        Marcus E. Bromley
                                        Trustee, Chairman of the Board and
                                        Chief Executive Officer